Exhibit 12.1

Doral Financial Corporation

Computation of Ratio of Earnings to Fixed Charges

Year ended December 31, 2004

Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$501,723
Plus:
Fixed Charges (excluding capitalized interest)	307,405

Total Earnings	$809,128

Fixed Charges:
Interest expensed and capitalized	$303,476
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,473
An estimate of the interest component within rental expense	2,456

Total Fixed Charges	$307,405

Ratio of Earnings to Fixed Charges	2.63

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$501,723
Plus:
Fixed Charges (excluding capitalized interest)	226,722

Total Earnings	$728,445

Fixed Charges:
Interest expensed and capitalized	$222,793
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,473
An estimate of the interest component within rental expense	2,456

Total Fixed Charges	$226,722

Ratio of Earnings to Fixed Charges	3.21